EXHIBIT 99.2

KAR Auction Services, Inc.
Third Quarter 2022 Supplemental Financial Information
November 1, 2022

KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.
The following tables reconcile EBITDA and Adjusted EBITDA to income (loss) from continuing operations for the periods presented:

	Three Months Ended September 30, 2022
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income (loss) from continuing operations	$(35.8)	$36.3	$0.5
Add back:
Income taxes	(5.6)	12.3	6.7
Interest expense, net of interest income	8.6	22.3	30.9
Depreciation and amortization	22.4	1.9	24.3
Intercompany interest	2.4	(2.4)	—
EBITDA	(8.0)	70.4	62.4
Non-cash stock-based compensation	2.8	0.7	3.5
Loss on extinguishment of debt	9.3	—	9.3
Acquisition related costs	0.3	—	0.3
Securitization interest	—	(20.2)	(20.2)
Severance	1.4	0.1	1.5
Foreign currency (gains)/losses	4.1	—	4.1
Net change in unrealized (gains) losses on investment securities	—	0.3	0.3
Professional fees related to business improvement efforts	2.7	0.5	3.2
Other	5.1	—	5.1
Total addbacks/(deductions)	25.7	(18.6)	7.1
Adjusted EBITDA	$17.7	$51.8	$69.5

	Three Months Ended September 30, 2021
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income (loss) from continuing operations	$(49.9)	$23.0	$(26.9)
Add back:
Income taxes	3.4	6.9	10.3
Interest expense, net of interest income	21.4	10.3	31.7
Depreciation and amortization	25.2	2.2	27.4
Intercompany interest	—	—	—
EBITDA	0.1	42.4	42.5
Non-cash stock-based compensation	3.0	0.6	3.6
Acquisition related costs	2.1	—	2.1
Securitization interest	—	(7.9)	(7.9)
Severance	0.8	—	0.8
Foreign currency (gains)/losses	0.1	—	0.1
Contingent consideration adjustment	4.4	—	4.4
Net change in unrealized (gains) losses on investment securities	—	20.9	20.9
Other	0.1	—	0.1
Total addbacks/(deductions)	10.5	13.6	24.1
Adjusted EBITDA	$10.6	$56.0	$66.6

	Nine Months Ended September 30, 2022
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income (loss) from continuing operations	$(111.5)	$98.2	$(13.3)
Add back:
Income taxes	(40.9)	33.0	(7.9)
Interest expense, net of interest income	30.8	50.8	81.6
Depreciation and amortization	70.1	6.1	76.2
Intercompany interest	3.1	(3.1)	—
EBITDA	(48.4)	185.0	136.6
Non-cash stock-based compensation	18.9	4.3	23.2
Loss on extinguishment of debt	17.0	—	17.0
Acquisition related costs	0.9	—	0.9
Securitization interest	—	(44.9)	(44.9)
(Gain)/Loss on asset sales	(0.1)	—	(0.1)
Severance	7.7	0.5	8.2
Foreign currency (gains)/losses	8.6	—	8.6
Net change in unrealized (gains) losses on investment securities	—	6.5	6.5
Professional fees related to business improvement efforts	10.7	1.4	12.1
Other	6.4	0.2	6.6
Total addbacks/(deductions)	70.1	(32.0)	38.1
Adjusted EBITDA	$21.7	$153.0	$174.7

	Nine Months Ended September 30, 2021
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income (loss) from continuing operations	$(112.4)	$96.4	$(16.0)
Add back:
Income taxes	5.1	32.1	37.2
Interest expense, net of interest income	64.1	29.0	93.1
Depreciation and amortization	74.6	7.1	81.7
Intercompany interest	0.2	(0.2)	—
EBITDA	31.6	164.4	196.0
Non-cash stock-based compensation	11.1	1.9	13.0
Acquisition related costs	5.0	—	5.0
Securitization interest	—	(21.5)	(21.5)
(Gain)/Loss on asset sales	—	(0.8)	(0.8)
Severance	1.6	0.2	1.8
Foreign currency (gains)/losses	2.7	—	2.7
Contingent consideration adjustment	20.1	—	20.1
Net change in unrealized (gains) losses on investment securities	—	(10.7)	(10.7)
Other	0.5	(0.2)	0.3
Total addbacks/(deductions)	41.0	(31.1)	9.9
Adjusted EBITDA	$72.6	$133.3	$205.9

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters (total KAR results, including the ADESA U.S. physical auctions shown as discontinued operations). The following table reconciles EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	December 31, 2021	March 31, 2022	June 30, 2022	September 30, 2022	September 30, 2022
Net income (loss)	$5.1	$(0.3)	$210.2	$(5.8)	$209.2
Less: Income from discontinued operations	(10.1)	8.1	215.6	(6.3)	207.3
Income (loss) from continuing operations	15.2	(8.4)	(5.4)	0.5	1.9
Add back:
Income taxes	(22.1)	(4.7)	(9.9)	6.7	(30.0)
Interest expense, net of interest income	31.7	25.5	25.2	30.9	113.3
Depreciation and amortization	28.2	26.0	25.9	24.3	104.4
EBITDA	53.0	38.4	35.8	62.4	189.6
Non-cash stock-based compensation	1.3	5.2	14.5	3.5	24.5
Loss on extinguishment of debt	—	—	7.7	9.3	17.0
Acquisition related costs	2.1	0.3	0.3	0.3	3.0
Securitization interest	(8.3)	(10.4)	(14.3)	(20.2)	(53.2)
(Gain)/Loss on asset sales	0.1	(0.1)	—	—	—
Severance	1.5	3.4	3.3	1.5	9.7
Foreign currency (gains)/losses	1.1	1.2	3.3	4.1	9.7
Contingent consideration adjustment	4.2	—	—	—	4.2
Net change in unrealized (gains) losses on investment securities	9.3	3.0	3.2	0.3	15.8
Professional fees related to business improvement efforts	—	8.1	0.8	3.2	12.1
Other	—	—	1.5	5.1	6.6
Total addbacks/(deductions)	11.3	10.7	20.3	7.1	49.4
Adjusted EBITDA from continuing ops	$64.3	$49.1	$56.1	$69.5	$239.0
Adjusted EBITDA from discontinued ops	33.6	22.6	2.2	—	58.4
Adjusted EBITDA	$97.9	$71.7	$58.3	$69.5	$297.4

Results of Operations

KAR Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions except per share amounts)	2022	2021	2022	2021
Revenues from continuing operations
Auction fees	$88.9	$89.6	$289.5	$298.4
Service revenue	159.2	128.2	444.0	415.5
Purchased vehicle sales	45.8	53.7	137.9	169.0
Finance-related revenue	99.1	75.6	275.2	210.0
Total revenues from continuing operations	393.0	347.1	1,146.6	1,092.9
Cost of services*	209.6	185.7	632.3	598.3
Gross profit*	183.4	161.4	514.3	494.6
Selling, general and administrative	109.1	104.8	352.1	318.5
Depreciation and amortization	24.3	27.4	76.2	81.7
Operating profit	50.0	29.2	86.0	94.4
Interest expense	32.3	31.9	83.8	93.7
Other (income) expense, net	1.2	13.9	6.4	(20.5)
Loss on extinguishment of debt	9.3	—	17.0	—
Income (loss) from continuing operations before income taxes	7.2	(16.6)	(21.2)	21.2
Income taxes	6.7	10.3	(7.9)	37.2
Income (loss) from continuing operations	0.5	(26.9)	(13.3)	(16.0)
Income (loss) from discontinued operations, net of income taxes	(6.3)	25.9	217.4	77.4
Net income (loss)	$(5.8)	$(1.0)	$204.1	$61.4
Income (loss) from continuing operations per share
Basic	$(0.09)	$(0.31)	$(0.30)	$(0.30)
Diluted	$(0.09)	$(0.31)	$(0.30)	$(0.30)

* Exclusive of depreciation and amortization
Overview of KAR Results for the Three Months Ended September 30, 2022 and 2021
Discontinued Operations
The financial performance of the ADESA U.S. physical auction business is presented as discontinued operations. As a result, revenue, cost of services and all costs of discontinued operations (including the gain on sale) are presented as one line item in the above table as "Income (loss) from discontinued operations, net of income taxes."
Overview
For the three months ended September 30, 2022, we had revenue of $393.0 million compared with revenue of $347.1 million for the three months ended September 30, 2021, an increase of 13%. Businesses acquired in the last 12 months accounted for an increase in revenue of $15.2 million or 4% of revenue. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.
Depreciation and Amortization
Depreciation and amortization decreased $3.1 million, or 11%, to $24.3 million for the three months ended September 30, 2022, compared with $27.4 million for the three months ended September 30, 2021. The decrease in depreciation and amortization was primarily the result of assets that have become fully depreciated and a reduction in assets placed in service.

Interest Expense
Interest expense increased $0.4 million, or 1%, to $32.3 million for the three months ended September 30, 2022, compared with $31.9 million for the three months ended September 30, 2021. The increase was attributable to an increase in the average balance on the AFC securitization obligations and an increase in the average interest rate on the AFC securitization obligations to approximately 4.7% for the three months ended September 30, 2022, as compared with approximately 2.5% for the three months ended September 30, 2021. This was partially offset by a decrease in interest expense resulting from the prepayment of Term Loan B-6 and $600 million of the senior notes.
Other (Income) Expense, Net
For the three months ended September 30, 2022, we had other expense of $1.2 million compared with $13.9 million for the three months ended September 30, 2021. The decrease in other expense was primarily attributable to a decrease in unrealized losses on investment securities of approximately $20.6 million, a decrease in contingent consideration valuation adjustments of $4.4 million and an increase in other miscellaneous income aggregating $1.7 million, partially offset by a reduction in realized gains of approximately $10.0 million and an increase in foreign currency losses of $4.0 million.
The Company invests in certain early-stage automotive companies and funds that relate to the automotive industry. We believe these investments have resulted in the expansion of relationships in the vehicle remarketing industry. There were no realized gains on these investments for the three months ended September 30, 2022. The Company had unrealized losses of $0.3 million for the three months ended September 30, 2022. Any future changes in the fair value of these investment securities will be reflected as unrealized gains or losses until these securities are sold.
Income Taxes
We had an effective tax rate of 93.1% for the three months ended September 30, 2022, compared with an effective tax rate of -62.0% resulting in expense on a pre-tax loss for the three months ended September 30, 2021. The effective tax rate for the three months ended September 30, 2022 was unfavorably impacted by the change in the effective tax rate estimate for the year, driven by anticipated capital transactions that drove a decrease in the tax rate applicable to our international tax operations. The effective tax rate for the three months ended September 30, 2021 was unfavorably impacted by the expense for the increase in the estimated value of contingent consideration for which no tax benefit has been recorded.
Income from Discontinued Operations
In May 2022, Carvana acquired the ADESA U.S. physical auction business from KAR. As such, the financial results of the ADESA U.S. physical auction business have been accounted for as discontinued operations for all periods presented. For the three months ended September 30, 2022, the Company's financial statements included a loss from discontinued operations of $6.3 million. For the three months ended September 30, 2021, the Company's financial statements included income from discontinued operations of $25.9 million.
Impact of Foreign Currency
For the three months ended September 30, 2022 compared with the three months ended September 30, 2021, the change in the euro exchange rate decreased revenue by $8.4 million, operating profit by $0.3 million and net income by $0.3 million. For the three months ended September 30, 2022 compared with the three months ended September 30, 2021, the change in the Canadian exchange rate decreased revenue by $2.8 million, operating profit by $0.7 million and net income by $0.5 million.
Overview of KAR Results for the Nine Months Ended September 30, 2022 and 2021
Discontinued Operations
The financial performance of the ADESA U.S. physical auction business is presented as discontinued operations. As a result, revenue, cost of services and all costs of discontinued operations (including the gain on sale) are presented as one line item in the above table as "Income from discontinued operations, net of income taxes."
Overview
For the nine months ended September 30, 2022, we had revenue of $1,146.6 million compared with revenue of $1,092.9 million for the nine months ended September 30, 2021, an increase of 5%. Businesses acquired in the last 12 months accounted for an increase in revenue of $49.8 million or 4% of revenue. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.

Depreciation and Amortization
Depreciation and amortization decreased $5.5 million, or 7%, to $76.2 million for the nine months ended September 30, 2022, compared with $81.7 million for the nine months ended September 30, 2021. The decrease in depreciation and amortization was primarily the result of assets that have become fully depreciated and a reduction in assets placed in service.
Interest Expense
Interest expense decreased $9.9 million, or 11%, to $83.8 million for the nine months ended September 30, 2022, compared with $93.7 million for the nine months ended September 30, 2021. The decrease was primarily attributable to a realized gain of $16.7 million related to the discontinuance of hedge accounting and termination of the interest rate swaps, as well as the prepayment of Term Loan B-6 and prepayment of $600 million of senior notes, partially offset by an increase in AFC interest. The average balance on the AFC securitization obligations increased and the average interest rate on the AFC securitization obligations increased to approximately 3.4% for the nine months ended September 30, 2022, as compared with approximately 2.4% for the nine months ended September 30, 2021.
Other (Income) Expense, Net
For the nine months ended September 30, 2022, we had other expense of $6.4 million compared with other income of $20.5 million for the nine months ended September 30, 2021. The increase in other expense was primarily attributable to unrealized losses on investment securities of approximately $6.5 million for the nine months ended September 30, 2022, compared with unrealized gains on investment securities of approximately $10.7 million for the nine months ended September 30, 2021, as well as a reduction in realized gains of approximately $27.2 million and an increase in foreign currency losses of $5.9 million, partially offset by a decrease in contingent consideration valuation adjustments of $20.1 million and a decrease in other miscellaneous items aggregating $3.3 million.
The Company invests in certain early-stage automotive companies and funds that relate to the automotive industry. We believe these investments have resulted in the expansion of relationships in the vehicle remarketing industry. There were no realized gains on these investments for the nine months ended September 30, 2022. The Company had unrealized losses of $6.5 million for the nine months ended September 30, 2022. Any future changes in the fair value of these investment securities will be reflected as unrealized gains or losses until these securities are sold.
Income Taxes
We had an effective tax rate of 37.3% resulting in a benefit on a pre-tax loss for the nine months ended September 30, 2022, compared with an effective tax rate of 175.5% for the nine months ended September 30, 2021. The effective tax rate for the nine months ended September 30, 2022 was favorably impacted by the state rate change impact on deferred taxes. The effective tax rate for the nine months ended September 30, 2021 was unfavorably impacted by the expense for the increase in the estimated value of contingent consideration for which no tax benefit has been recorded.
Income from Discontinued Operations
In May 2022, Carvana acquired the ADESA U.S. physical auction business from KAR. As such, the financial results of the ADESA U.S. physical auction business have been accounted for as discontinued operations for all periods presented. For the nine months ended September 30, 2022 and 2021, the Company's financial statements included income from discontinued operations of $217.4 million and $77.4 million, respectively.
Impact of Foreign Currency
For the nine months ended September 30, 2022 compared with the nine months ended September 30, 2021, the change in the euro exchange rate decreased revenue by $18.1 million, operating profit by $0.6 million and net income by $0.3 million. For the nine months ended September 30, 2022 compared with the nine months ended September 30, 2021, the change in the Canadian exchange rate decreased revenue by $6.3 million, operating profit by $1.6 million and net income by $1.1 million.

Marketplace Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions, except per vehicle amounts)	2022	2021	2022	2021
Auction fees	$88.9	$89.6	$289.5	$298.4
Service revenue	159.2	128.2	444.0	415.5
Purchased vehicle sales	45.8	53.7	137.9	169.0
Total Marketplace revenue from continuing operations	293.9	271.5	871.4	882.9
Cost of services*	193.4	171.9	584.9	557.3
Gross profit*	100.5	99.6	286.5	325.6
Selling, general and administrative	96.9	96.3	315.8	292.4
Depreciation and amortization	22.4	25.2	70.1	74.6
Operating profit (loss)	$(18.8)	$(21.9)	$(99.4)	$(41.4)

Commercial vehicles sold	159,000	192,000	510,000	786,000
Dealer consignment vehicles sold	155,000	165,000	498,000	471,000
Total vehicles sold	314,000	357,000	1,008,000	1,257,000
Auction fees per vehicle sold	$283	$252	$287	$237
Gross profit per vehicle sold*	$320	$280	$284	$259
Gross profit percentage, excluding purchased vehicles*	40.5%	45.7%	39.1%	45.6%
On-premise mix	13%	16%	13%	14%
Off-premise mix	87%	84%	87%	86%

* Exclusive of depreciation and amortization
Overview of Marketplace Results for the Three Months Ended September 30, 2022 and 2021
Revenue
Revenue from the Marketplace segment increased $22.4 million, or 8%, to $293.9 million for the three months ended September 30, 2022, compared with $271.5 million for the three months ended September 30, 2021. The increase in revenue was the result of an increase in average revenue per vehicle sold, partially offset by a decrease in the number of vehicles sold. Businesses acquired in the last 12 months accounted for an increase in revenue of $15.2 million. The change in revenue included the impact of decreases in revenue of $8.4 million and $2.4 million due to fluctuations in the euro exchange rate and the Canadian exchange rate, respectively.
On-premise marketplace sales are initiated online for vehicles at any of our locations across Canada and include ADESA Simulcast, Simulcast+ and DealerBlock sales. Off-premise marketplace sales are initiated online and include Openlane, BacklotCars, CARWAVE, TradeRev and ADESA Europe sales. The 12% decrease in the number of vehicles sold was comprised of a 17% decline in commercial volumes and a 6% decrease in dealer consignment volumes.
Auction fees per vehicle sold for the three months ended September 30, 2022 increased $31, or 12%, reflecting higher vehicle values, the introduction of new dealer off-premise auction fees and a smaller mix of lower-fee commercial off-premise vehicles.
Service revenue for the three months ended September 30, 2022 increased $31.0 million, or 24%, primarily as a result of an increase in transportation revenue, repossession fees and platform fees provided by third-parties, partially offset by a decrease in inspection service revenue resulting from the decrease in commercial vehicles sold.
Gross Profit
For the three months ended September 30, 2022, gross profit for the Marketplace segment increased $0.9 million, or 1%, to $100.5 million, compared with $99.6 million for the three months ended September 30, 2021. Gross profit for the Marketplace segment was 34.2% of revenue for the three months ended September 30, 2022, compared with 36.7% of revenue for the three months ended September 30, 2021. Excluding purchased vehicle sales, gross profit as a percentage of revenue was 40.5% and 45.7% for the three months ended September 30, 2022 and 2021, respectively. The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold. Businesses acquired in the last 12 months accounted for an increase in cost of services of $9.7 million for the three months ended September 30, 2022.
Gross profit as a percentage of revenue decreased for the three months ended September 30, 2022 as compared with the three months ended September 30, 2021, primarily due to an increase in lower margin transportation revenue and an increase in arbitration costs for vehicles sold on dealer-to-dealer platforms, as well as a decrease in on-premise auction revenue in Canada without a corresponding decrease in direct costs.
Selling, General and Administrative
Selling, general and administrative expenses for the Marketplace segment increased $0.6 million, or 1%, to $96.9 million for the three months ended September 30, 2022, compared with $96.3 million for the three months ended September 30, 2021, primarily as a result of increases in selling, general and administrative expenses associated with acquisitions of $4.1 million, information technology costs of $2.0 million, professional fees of $1.9 million and incentive-based compensation of $1.7 million, partially offset by decreases in compensation expense of $2.4 million, medical expenses of $1.9 million, fluctuations in the Canadian exchange rate of $0.7 million and reductions in other miscellaneous expenses aggregating $4.1 million.
Overview of Marketplace Results for the Nine Months Ended September 30, 2022 and 2021
Revenue
Revenue from the Marketplace segment decreased $11.5 million, or 1%, to $871.4 million for the nine months ended September 30, 2022, compared with $882.9 million for the nine months ended September 30, 2021. The decrease in revenue was the result of a decrease in the number of vehicles sold, partially offset by an increase in average revenue per vehicle sold. Businesses acquired in the last 12 months accounted for an increase in revenue of $49.8 million. The change in revenue included the impact of decreases in revenue of $18.1 million and $5.6 million due to fluctuations in the euro exchange rate and the Canadian exchange rate, respectively.
On-premise marketplace sales are initiated online for vehicles at any of our locations across Canada and include ADESA Simulcast, Simulcast+ and DealerBlock sales. Off-premise marketplace sales are initiated online and include Openlane, BacklotCars, CARWAVE, TradeRev and ADESA Europe sales. The 20% decrease in the number of vehicles sold was comprised of a 35% decline in commercial volumes, partially offset by a 6% increase in dealer consignment volumes.
Auction fees per vehicle sold for the nine months ended September 30, 2022 increased $50, or 21%, reflecting higher vehicle values, the introduction of new dealer off-premise auction fees and a smaller mix of lower-fee commercial off-premise vehicles.
Service revenue for the nine months ended September 30, 2022 increased $28.5 million, or 7%, primarily as a result of an increase in repossession fees, platform fees provided by third-parties and transportation revenue, partially offset by a decrease in inspection service revenue resulting from the decrease in commercial vehicles sold.
Gross Profit
For the nine months ended September 30, 2022, gross profit for the Marketplace segment decreased $39.1 million, or 12%, to $286.5 million, compared with $325.6 million for the nine months ended September 30, 2021. Cost of services increased 5% for the nine months ended September 30, 2022, while revenue decreased 1% during the same period. Gross profit for the Marketplace segment was 32.9% of revenue for the nine months ended September 30, 2022, compared with 36.9% of revenue for the nine months ended September 30, 2021. Excluding purchased vehicle sales, gross profit as a percentage of revenue was 39.1% and 45.6% for the nine months ended September 30, 2022 and 2021, respectively. The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold. Businesses acquired in the last 12 months accounted for an increase in cost of services of $28.8 million for the nine months ended September 30, 2022.
Gross profit as a percentage of revenue decreased for the nine months ended September 30, 2022 as compared with the nine months ended September 30, 2021, primarily due to an increase in arbitration costs for vehicles sold on dealer-to-dealer platforms, an increase in lower margin transportation revenue, as well as a decrease in on-premise auction revenue in Canada without a corresponding decrease in direct costs. In addition, there were no benefits taken under the Canada Emergency Wage Subsidy in the first nine months of 2022, resulting in a reduction to gross profit as a percentage of revenue.

Selling, General and Administrative
Selling, general and administrative expenses for the Marketplace segment increased $23.4 million, or 8%, to $315.8 million for the nine months ended September 30, 2022, compared with $292.4 million for the nine months ended September 30, 2021, primarily as a result of increases in selling, general and administrative expenses associated with acquisitions of $12.3 million, professional fees of $8.8 million, stock-based compensation of $7.9 million, bad debt expense of $4.1 million, severance of $3.3 million and travel expenses of $1.6 million, partially offset by decreases in medical expenses of $2.6 million, incentive-based compensation of $1.8 million, fluctuations in the Canadian exchange rate of $1.5 million, compensation expense of $1.3 million, telecom expenses of $1.0 million and reductions in other miscellaneous expenses aggregating $8.5 million. In addition, the Employee Retention Credit provided under the Canada Emergency Wage Subsidy was $2.1 million less for the nine months ended September 30, 2022, compared with the nine months ended September 30, 2021.
Finance Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions except volumes and per loan amounts)	2022	2021	2022	2021
Finance-related revenue
Interest income	$53.4	$35.4	$143.1	$100.0
Fee income	44.3	35.8	127.2	108.0
Other revenue	2.9	2.2	7.7	6.4
Net recovery (provision) for credit losses	(1.5)	2.2	(2.8)	(4.4)
Total Finance revenue	99.1	75.6	275.2	210.0
Cost of services*	16.2	13.8	47.4	41.0
Gross profit*	82.9	61.8	227.8	169.0
Selling, general and administrative	12.2	8.5	36.3	26.1
Depreciation and amortization	1.9	2.2	6.1	7.1
Operating profit	$68.8	$51.1	$185.4	$135.8

Loan transactions	397,000	351,000	1,170,000	1,079,000
Revenue per loan transaction	$250	$215	$235	$195
* Exclusive of depreciation and amortization
Overview of Finance Results for the Three Months Ended September 30, 2022 and 2021
Revenue
For the three months ended September 30, 2022, the Finance segment revenue increased $23.5 million, or 31%, to $99.1 million, compared with $75.6 million for the three months ended September 30, 2021. The increase in revenue was primarily the result of a 16% increase in revenue per loan transaction and a 13% increase in loan transactions.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $35, or 16%, primarily as a result of an increase in interest yields driven by an increase in prime rates (Federal Reserve raised interest rates 150 basis points in the third quarter), an increase in average portfolio duration, an increase in floorplan fees and other fee income per unit and an increase in loan values, partially offset by an increase in net credit losses.
The provision for credit losses increased to 0.2% of the average managed receivables for the three months ended September 30, 2022 from (0.4%) for the three months ended September 30, 2021.

Gross Profit
For the three months ended September 30, 2022, gross profit for the Finance segment increased $21.1 million, or 34%, to $82.9 million, or 83.7% of revenue, compared with $61.8 million, or 81.7% of revenue, for the three months ended September 30, 2021. The increase in gross profit as a percent of revenue was primarily the result of a 31% increase in revenue, partially offset by an 17% increase in cost of services. The increase in cost of services was primarily the result of increases in compensation expense of $1.1 million, incentive-based compensation of $0.7 million and lot check expenses of $0.6 million.
Selling, General and Administrative
Selling, general and administrative expenses for the Finance segment increased $3.7 million, or 44%, to $12.2 million for the three months ended September 30, 2022, compared with $8.5 million for the three months ended September 30, 2021 primarily as a result of increases in incentive-based compensation of $0.8 million, information technology costs of $0.6 million, professional fees of $0.4 million, compensation expense of $0.4 million and other miscellaneous expenses aggregating $1.5 million.
Overview of Finance Results for the Nine Months Ended September 30, 2022 and 2021
Revenue
For the nine months ended September 30, 2022, the Finance segment revenue increased $65.2 million, or 31%, to $275.2 million, compared with $210.0 million for the nine months ended September 30, 2021. The increase in revenue was primarily the result of a 21% increase in revenue per loan transaction and an 8% increase in loan transactions.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $40, or 21%, primarily as a result of an increase in loan values, an increase in interest yields driven by an increase in prime rates (Federal Reserve raised interest rates 300 basis points in the first nine months of 2022), an increase in floorplan fees and other fee income per unit and a decrease in provision for credit losses for the nine months ended September 30, 2022.
The provision for credit losses decreased to 0.1% of the average managed receivables for the nine months ended September 30, 2022 from 0.3% for the nine months ended September 30, 2021.
Gross Profit
For the nine months ended September 30, 2022, gross profit for the Finance segment increased $58.8 million, or 35%, to $227.8 million, or 82.8% of revenue, compared with $169.0 million, or 80.5% of revenue, for the nine months ended September 30, 2021. The increase in gross profit as a percent of revenue was primarily the result of a 31% increase in revenue, partially offset by a 16% increase in cost of services. The increase in cost of services was primarily the result of increases in compensation expense of $2.6 million, incentive-based compensation of $2.0 million, lot check expenses of $1.3 million and credit check expenses of $0.5 million.
Selling, General and Administrative
Selling, general and administrative expenses for the Finance segment increased $10.2 million, or 39%, to $36.3 million for the nine months ended September 30, 2022, compared with $26.1 million for the nine months ended September 30, 2021 primarily as a result of increases in stock-based compensation of $2.5 million, compensation expense of $1.8 million, professional fees of $1.7 million, incentive-based compensation of $1.3 million, information technology costs of $0.9 million and other miscellaneous expenses aggregating $2.0 million.

LIQUIDITY AND CAPITAL RESOURCES
We believe that the significant indicators of liquidity for our business are cash on hand, cash flow from operations, working capital and amounts available under our Credit Facility. Our principal sources of liquidity consist of cash generated by operations and borrowings under our Revolving Credit Facility.

	September 30,	December 31,	September 30,
(Dollars in millions)	2022	2021	2021
Cash and cash equivalents	$148.7	$177.6	$606.6
Restricted cash	28.9	25.8	52.4
Working capital	382.5	382.5	771.5
Amounts available under the Revolving Credit Facility*	209.0	325.0	325.0
Cash provided by operating activities for the nine months ended	13.5		213.1
*    There were related outstanding letters of credit totaling approximately $19.0 million, $27.6 million and $27.6 million at September 30, 2022, December 31, 2021 and September 30, 2021, respectively, which reduced the amount available for borrowings under the Revolving Credit Facility.
We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions.
Summary of Cash Flows

	Nine Months Ended September 30,
(Dollars in millions)	2022	2021
Net cash provided by (used by):
Operating activities - continuing operations	$13.5	$213.1
Operating activities - discontinued operations	(435.6)	142.4
Investing activities - continuing operations	(87.4)	(396.0)
Investing activities - discontinued operations	2,066.4	(19.0)
Financing activities - continuing operations	(1,566.1)	(103.0)
Financing activities - discontinued operations	10.8	40.2
Effect of exchange rate on cash	(27.4)	(3.0)
Net increase (decrease) in cash, cash equivalents and restricted cash	$(25.8)	$(125.3)
Cash flow provided by operating activities (continuing operations) was $13.5 million for the nine months ended September 30, 2022, compared with $213.1 million for the nine months ended September 30, 2021. The decrease in operating cash flow was primarily attributable to changes in operating assets and liabilities as a result of the timing of collections and the disbursement of funds to consignors for auctions held near period-ends, partially offset by a net increase in non-cash item adjustments.
Net cash used by investing activities (continuing operations) was $87.4 million for the nine months ended September 30, 2022, compared with $396.0 million for the nine months ended September 30, 2021. The decrease in net cash used by investing activities was primarily attributable to:
•a decrease in the additional finance receivables held for investment of approximately $246.5 million;
•a decrease in cash used for acquisitions of $79.4 million; and
•a decrease in investments in securities of approximately $15.4 million;
partially offset by:
•a decrease in the proceeds from sale of investments of approximately $32.4 million.
Net cash used by financing activities (continuing operations) was $1,566.1 million for the nine months ended September 30, 2022, compared with $103.0 million for the nine months ended September 30, 2021. The increase in net cash used by financing activities was primarily attributable to:

•the prepayment of Term Loan B-6 in May 2022, which resulted in an increase in Term Loan B-6 debt payments of $921.5 million;
•the prepayment of a portion of the senior notes and the related costs in August 2022, which resulted in an increase in senior notes payments of $606.1 million; and
•a decrease in the additional obligations collateralized by finance receivables of approximately $83.0 million;
partially offset by:
•a net increase in the borrowings from lines of credit of approximately $132.0 million; and
•a decrease in the repurchase of common stock of approximately $48.7 million.